Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WELLTOWER INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Welltower Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) is hereby amended by deleting Article 7 thereof in its entirety and inserting the following in lieu thereof:

“7. Director Liability. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article 4 thereof in its entirety and inserting the following in lieu thereof:

“4. Authorized Shares. The number of shares that the Corporation is authorized to issue and have outstanding is 1,450,000,000, consisting of 1,400,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the “Common Stock”), and 50,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the “Preferred Stock”), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.”

3. The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the GCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this May 23, 2024.

By:	/s/ Matthew G. McQueen
Name:	Matthew G. McQueen
Title:	Executive Vice President – General Counsel & Corporate Secretary

Signature Page to Certificate of Amendment